Exhibit 3.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CHAPARRAL ENERGY, INC.

Chaparral Energy, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (“DGCL”), hereby certifies as follows pursuant to Sections 242 and 245 of the DGCL:

(1) The original Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of the State of Delaware (the “Secretary of State”) on September 14, 2005, and was amended and restated on September 26, 2006.

(2) This Second Amended and Restated Certificate of Incorporation (this “Certificate”) was duly adopted in accordance with Sections 242 and 245 of the DGCL. The Board of Directors of the Corporation (the “Board of Directors”) duly adopted resolutions setting forth and declaring advisable this Certificate, and at a special meeting of stockholders, the holders of a majority of the outstanding stock of the Corporation approved this Certificate in accordance with Section 228 of the DGCL.

(3) The Certificate of Incorporation of the Corporation, as amended and restated, is hereby amended and restated to read in its entirety as follows:

ARTICLE 1

The name of the corporation is Chaparral Energy, Inc (hereinafter called the “Corporation”).

ARTICLE 2

The address of the Corporation’s registered office in the State of Delaware is Capitol Services, Inc., 615 S. Dupont Highway, county of Kent, Dover, DE 19901. The name of the registered agent of the corporation at such address is Capitol Services, Inc.

ARTICLE 3

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL, as from time to time amended.

ARTICLE 4

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 50,600,004, consisting of as follows:

Class	Par Value Per Share	Number of Authorized Shares

Class A Common	$0.01	10,000,000

Class B Common	$0.01	10,000,000

Class C Common	$0.01	10,000,000

Class D Common	$0.01	10,000,000

Class E Common	$0.01	10,000,000

Class F Common	$0.01	1

Class G Common	$0.01	3

Preferred	$0.01	600,000

A. Preferred Stock

(1) The total number of shares of preferred stock that the Corporation shall have authority to issue is 600,000, $0.01 par value per share (the “Preferred Stock”).

(2) Subject to Article 7 of this Certificate, Preferred Stock may be issued from time to time in one or more series and in such amounts as may be determined by the Board of Directors. The voting powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of the Preferred Stock of each series shall be such as are fixed by the Board of Directors, authority to do so being hereby expressly granted, and as are stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of Preferred Stock (herein called the “Directors’ Resolution”). Such Directors’ Resolution may (i) limit the number of shares of such series that may be issued, (ii) provide for a sinking fund for the purchase or redemption of shares of such series and specify the terms and conditions governing the operations of any such fund, (iii) grant voting rights to the holders of shares of such series, (iv) impose conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or prior thereto, with respect to dividends or distribution of assets upon liquidation, (v) impose conditions or restrictions upon the payment of dividends upon, or the making of other distributions to, or the acquisition of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distributions of assets upon liquidation, (vi) state the time or times, the price or prices or the rate or rates of exchange and other terms, conditions and adjustments upon which shares of any such series may be made convertible into, or exchangeable for, at the option of the holder or the Corporation or upon the occurrence of a specified event, shares of any other class or classes or of any other series of Preferred Stock or any other class or classes of stock or other securities of the Corporation, and (vii) grant such other special rights and impose such qualifications, limitations or restrictions thereon as shall be fixed by the Board of Directors, to the extent not inconsistent with this Article 4 and to the full extent now or hereafter permitted by the laws of the State of Delaware.

(3) Except as expressly provided by law, or except as may be provided in any Directors’ Resolution, the Preferred Stock shall have no right or power to vote on any question or in any proceeding or to be represented at, or to receive notice of, any meeting of stockholders of the Corporation.

(4) Preferred Stock that is redeemed, purchased or retired by the Corporation shall assume the status of authorized but unissued Preferred Stock and may thereafter, subject to the provisions of any Directors’ Resolution providing for the issue of any particular series of Preferred Stock, be reissued in the same manner as authorized but unissued Preferred Stock.

B. Common Stock.

(1) The total number of shares of common stock that the Corporation shall have authority to issue is 50,000,004 of which (i) 10,000,000 shares shall be shares of Class A Common Stock, $0.01 par value per share (the “Class A Common Stock”), (ii) 10,000,000 shares shall be shares of Class B Common Stock, $0.01 par value per share (the “Class B Common Stock”), (iii) 10,000,000 shares shall be shares of Class C Common Stock, $0.01 par value per share (the “Class C Common Stock”), (iv) 10,000,000 shares shall be shares of Class D Common Stock, $0.01 par value per share (the “Class D Common Stock”), (v) 10,000,000 shares shall be shares of Class E Common Stock, $0.01 par value per share (the “Class E Common Stock”), (vi) one share shall be a share of Class F Common Stock, $0.01 par value per share (the “Class F Common Stock”), and (vii) three shares shall be shares of Class G Common Stock, $0.01 par value per share (the “Class G Common Stock”, and together with the Class A Common Stock, the Class B Common Stock, the Class C Common Stock, the Class D Common Stock, the Class E Common Stock and the Class F Common Stock, the “Common Stock”).

(2) Except as contemplated elsewhere in this Certificate, each outstanding share of Common Stock shall entitle the holder thereof to one vote (and not more than one vote) on each matter submitted to a vote of Holders for which such class of Common Stock is entitled to vote.

(3) Except as contemplated elsewhere in this Certificate, the relative powers, preferences and participating, optional or other special rights, and the qualifications, limitations or restrictions of the Common Stock shall be identical in all respects.

(4) Dividends

Subject to the rights of the holders of Preferred Stock of any series that may be issued from time to time, and any other provisions of this Certificate, the Holders shall be entitled to receive such dividends and other distributions in cash, stock of any corporation (other than Common Stock) or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions. In the case of dividends or other distributions payable in Common Stock, including distributions pursuant to reclassifications, stock splits or divisions of Common Stock, only shares of Class A Common Stock shall be paid or distributed with respect to Class A Common Stock, only shares of Class B Common Stock shall be paid or distributed with respect to Class B Common Stock, only shares of Class C Common Stock shall be paid or distributed with respect to Class C Common Stock, only shares of Class D Common Stock shall be paid or distributed with respect to Class D Common Stock and only shares of Class E Common Stock shall be paid or distributed with respect to Class E Common Stock. No shares of Class F Common Stock or Class G Common Stock shall be paid or distributed with respect to Class F Common Stock or Class G Common Stock, respectively. The number of shares of Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock and Class E Common Stock so distributed on each share shall be equal in number. None of the shares of Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock or Class E Common Stock may be reclassified, subdivided or combined unless such reclassification, subdivision or combination occurs simultaneously and in the same proportion for each class.

(5) Voting

a.	Except as may be otherwise required by law or by this Certificate, the Holders shall vote together as a single class on every matter coming before any meeting of the stockholders or otherwise to be acted upon by the stockholders, subject to any voting rights which may be granted to Holders of any class or series of Preferred Stock.

b.	The Holder of Class F Common Stock shall have the following voting rights:

1.	The Holder of Class F Common Stock shall be entitled to vote or consent in writing on all matters submitted to a vote of the stockholders of the Corporation associated with effecting a Company Sale demanded in accordance with Section 8.1 of the Stockholders Agreement or a Demand IPO demanded in accordance with Section 5.1(i)(A) of the Stockholders Agreement, voting together with the other Holders of the Common Stock (and of any other shares of capital stock of the Corporation entitled to vote at a meeting of stockholders) as one class, except in cases where a separate or additional vote or consent of the Holders of any class or series of Capital Stock shall be required by the Certificate or by applicable law, in which case the requirement for any such separate or additional vote or consent shall apply in addition to the single class vote or consent otherwise required by this paragraph. If the Company Sale or Demand IPO referenced above takes the form of a transaction which requires the approval of the Board of Directors and if the Board of Directors is unwilling to approve such transaction, then the number of authorized directorships on the Corporation’s Board of Directors shall be increased by one more than twice the number of the then authorized number of directorships on the Board of Directors, and the voting rights of the Holders of Class F Common Stock shall include the sole right to elect (voting or consenting in writing separately as a class) directors to fill the newly-created directorships created by the increase in the size of the Board of Directors pursuant to this Section B.5(b)1. of Article 4.

2.	As of each record date for the determination of the Corporation’s stockholders entitled to vote on the Company Sale demanded in accordance with Section 8.1 of the Stockholders Agreement or matters relating to a Demand IPO demanded in accordance with Section 5.1(i)(A) of the Stockholders Agreement (a “Class F Record Date”), the Class F Common Stock shall have voting rights and powers equal to the number of votes that, together with all other votes entitled to be cast by the Holder of Class F Common Stock on such Class F Record Date, whether by virtue of beneficial ownership of capital stock of the Corporation, proxies, voting trusts or otherwise, entitle the Holder of the share of Class F Common Stock to exercise one vote more than all votes entitled to be cast as of such Class F Record Date by all Holders of any class or series of capital stock of the Corporation other than the Class F Common Stock.

3.	When the Class F Common Stock is redeemed, exchanged or otherwise acquired by the Corporation, it shall be retired and canceled and shall upon cancellation be restored to the status of an authorized but unissued share of Class A Common Stock.

c.	The Holders of Class G Common Stock shall have the following voting rights:

1.	The Holders of Class G Common Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of the Corporation associated with effecting a Demand IPO demanded in accordance with Section 5.1(i)(B) of the Stockholders Agreement, voting together with the other Holders of the Common Stock (and of any other shares of capital stock of the Corporation entitled to vote at a meeting of stockholders) as one class, except in cases where a separate or additional vote or consent of the Holders of any class or series of Capital Stock shall be required by the Certificate or by applicable law, in which case the requirement for any such separate or additional vote or consent shall apply in addition to the single class vote or consent otherwise required by this paragraph. If the Demand IPO referenced above takes the form of a transaction which requires the approval of the Board of Directors and if the Board of Directors is unwilling to approve such transaction, then the number of authorized directorships on the Corporation’s Board of Directors shall be increased by one more than twice the number of the then authorized number of directorships on the Board of Directors, and the voting rights of the Holders of Class G Common Stock shall include the sole right to elect (voting or consenting in writing separately as a class) directors to fill the newly-created directorships created by the increase in the size of the Board of Directors pursuant to this Section B.5(c)1. of Article 4.

2.	As of each record date for the determination of the Corporation’s stockholders entitled to vote on matters relating to a Demand IPO demanded in accordance with Section 5.1(i)(B) of the Stockholders Agreement (a “Class G Record Date”), the Class G Common Stock shall have voting rights and powers equal to the number of votes that, together with all other votes entitled to be cast by the Holders of Class G Common Stock on such Class G Record Date, whether by virtue of beneficial ownership of capital stock of the Corporation, proxies, voting trusts or otherwise, entitle the majority of Holders of shares of Class G Common Stock to exercise one vote more than all votes entitled to be cast as of such Class G Record Date by all Holders of any class or series of capital stock of the Corporation other than the Class G Common Stock.

3.	When the Class G Common Stock is redeemed, exchanged or otherwise acquired by the Corporation, it shall be retired and canceled and shall upon cancellation be restored to the status of an authorized but unissued share of Class A Common Stock.

d.	In addition to any other vote required by law, the affirmative vote of the Holders of at least a majority of the outstanding shares of a class of Common Stock (other than Class A Common Stock), voting as a separate class, shall be required to effect any adverse change in the rights, privileges or preferences of that class of Common Stock. Subject to Article 7 of this Certificate, this provision shall not be applicable to any amendment to this Certificate that establishes or designates one or more series of Preferred Stock under Section A of Article 4.

e.	With respect to actions by the Holders upon those matters on which such Holders are entitled to vote as a separate class, such actions may be taken without a stockholders meeting by the written consent of Holders holding the minimum number of shares of Common Stock that would be necessary to authorize or take such action at a stockholder meeting at which all shares of Common Stock entitled to vote were present and voted. Such action shall be effective in accordance with the provisions of the DGCL, without any further action by the Corporation or any Holder. If such action is being taken without the unanimous written consent on the part of all Holders, prompt notice shall be given in accordance with the applicable provisions of the DGCL of the taking of corporate action without a meeting by less than unanimous written consent to those Holders on the record date whose shares were not represented on the written consent.

(6) Reclassification/Conversion

a.	(i) Upon the effectiveness of this Certificate pursuant to the DGCL (the “Effective Time”), each share of Existing Common Stock shall be reclassified into one share of a new class of Common Stock as follows:

1.	each share of Existing Common Stock held by Fischer at the Effective Time shall be reclassified into one fully paid and non-assessable share of Class B Common Stock;

2.	each share of Existing Common Stock held by Altoma at the Effective Time shall be reclassified into one fully paid and non-assessable share of Class C Common Stock; and

3.	each share of Existing Common Stock held by Chesapeake at the Effective Time shall be reclassified into one fully paid and non-assessable share of Class D Common Stock.

(ii)	Immediately following the reclassifications in Section 4.B(6)a(i) above, one share of the Class B Common Stock held by Fischer, one share of the Class C Common Stock held by Altoma and one share of the Class D Common Stock held by Chesapeake shall be reclassified into one fully paid and non-assessable share of Class G Common Stock.

b.	Upon Transfer by a Holder to a Permitted Transferee, each share of Common Stock Transferred shall remain one fully paid and non-assessable share of the same class of Common Stock as was held by such Holder; provided that if such Transfer is not to a Permitted Transferee of such Holder then such share of Common Stock shall be converted at such time, in such manner and upon such terms and conditions as provided herein into one fully paid and non-assessable share of the same class of Common Stock already held by the Transferee, or if such Transferee does not hold any shares of Common Stock, into one fully paid and non-assessable share of Class A Common Stock; provided, however, that in no event shall such transferred shares of Common Stock be converted into shares of Class G Common Stock or Class F Common Stock; provided further that if a Transferee who is not a Permitted Transferee holds more than one class of Common Stock (other than Class F Common Stock or Class G Common Stock), such transferred shares of Common Stock shall be converted ratably among the classes of Common Stock (other than Class F Common Stock or Class G Common Stock) already held by such Transferee. Upon receipt by a Holder of a share of a class of Common Stock other than the class of Common Stock that such Holder holds, such share shall automatically be converted in such manner and upon such terms and conditions as provided herein into one fully paid and non-assessable share of the same class or classes of Common Stock held by such Holder.

c.	Each share of Common Stock other than Class A Common Stock shall automatically convert into a share of Class A Common Stock upon the occurrence of a Qualified IPO.

d.	Upon automatic conversion of shares of Common Stock under this Section B(6) of Article 4, the Corporation shall reflect such conversion, and the issuance of the applicable class of Common Stock in connection therewith, on its books and records for all purposes even if certificates reflecting such converted shares of Common Stock are not surrendered to the Corporation or its transfer agent. The Corporation will, as soon as practicable after such deposit of a certificate or certificates for Common Stock to be converted in accordance with this Section B(6) of Article 4, issue and deliver at the office of the Corporation or of its transfer agent to the person for whose account such Common Stock was so surrendered, a certificate or certificates representing the number of full shares of Common Stock into which the shares represented by the surrendered certificate are converted. If surrendered certificates representing shares of a class of Common Stock are converted only in part, the Corporation will issue and deliver to the Holder, without charge therefor, a new certificate or certificates representing the aggregate number of the unconverted shares of such class of Common Stock. The failure of the Holder to deliver to the Corporation certificates representing shares of a class of Common Stock converted in accordance with this Section B(6) of Article 4 shall in no way affect the automatic conversion of such shares.

e.	The issuance of certificates representing shares of a class of Common Stock upon conversion of shares of another class of Common Stock shall be made without charge for any issue, stamp or other similar tax in respect of such issuance; provided, however, if any such certificate is to be issued in a name other than that of the holder of the share or shares of the class of Common Stock being converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

f.	Nothing herein shall prevent any Holder and the Corporation from executing an agreement with each other allowing any Holder, at its option, to convert the Common Stock (other than Class A Common Stock) held by it into Class A Common Stock, or converting any Common Stock (other than Class A Common Stock) pursuant to such agreement.

g.	The Corporation shall at all times reserve and keep available, solely for the purpose of issuance upon conversion of the outstanding shares of each class of Common Stock, such number of shares of the other classes of Common Stock as shall be issuable upon the conversion of all outstanding shares of Common Stock, provided that nothing contained herein shall be construed to preclude the Corporation from satisfying the obligations in respect of the conversion of the outstanding shares of Common Stock by delivery of shares of Common Stock which are held in the treasury of the Corporation. The Corporation shall take all such corporate and other actions as from time to time may be necessary to ensure that all shares of Common Stock issuable upon conversion of shares of another class of Common Stock upon issue will be duly and validly authorized and issued, fully paid and nonassessable and free of any preemptive or similar rights other than as set forth in the Stockholders Agreement. In order that the Corporation may issue shares of Common Stock upon conversion of another class of Common Stock, the Corporation will endeavor to comply with all applicable federal and state securities laws.

h.	Except as otherwise provided herein, all shares of a class of Common Stock, upon conversion into another class of Common Stock, shall retain their designations of the class of Common Stock from which they were converted and shall have the status of authorized and unissued shares of such class of Common Stock; provided, however, that at such time as there are no shares of all classes of Common Stock (other than Class A Common Stock) outstanding, no further shares of such classes shall be reissued, and the Corporation shall thereupon file a certificate of retirement with respect to the shares of such classes.

(7) Except as may otherwise be required by law, the shares of Common Stock shall not have any designations, preferences, limitations or relative rights, other than those specifically set forth in this Certificate.

ARTICLE 5

In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate, bylaws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation, but any bylaws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

ARTICLE 6

A. Generally

Subject to any limitations contained elsewhere in this Certificate (including, but not limited to, the provisions in Sections B(5)b.1. and B(5)c.1. of Article 4), the number of directors shall be fixed from time to time exclusively by resolution adopted by a majority of the directors then in office, but shall consist of not less than five (5) nor more than ten (10) directors, subject, however, to increases above ten (10) members as may be required in order to permit the holders of any series of Preferred Stock issued by the Corporation to elect directors under specified circumstances. Subject to any limitations contained elsewhere in this Certificate (including, but not limited to, the provisions in Sections B(5)b.1. and B(5)c.1. of Article 4), the maximum number of directors may not be increased by the Board of Directors to exceed ten (10) without the affirmative vote of a majority of the members of the entire Board of Directors. Notwithstanding the foregoing of this Article 6(A), at such time that all shares of Common Stock (other than Class A Common Stock) have been converted into shares of Class A Common Stock or are no longer outstanding, the number of directors of the Corporation, other than those who may be elected by the holders of one or more series of Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of all of the members of the Board of Directors at such time.

B. Board Designees

(1) (i) Subject to the provisions of Section B(3) of this Article 6, the Holders of the Class B Common Stock (the “Class B Holders”) shall be entitled to vote or consent in writing as a separate class for the election of two (2) directors of the Corporation (a director of the Corporation so elected by the Class B Holders, a “Class B Director”). A Class B Director elected pursuant to this Section B(1)(i) shall serve until the next annual meeting of stockholders for the election of directors, or until his or her successor shall be elected and shall qualify, or until his or her right to hold such office terminates pursuant to the provisions of this Section B(1)(i). If and when the Class D Holders exercise their right to elect a director pursuant to Section B(3) of this Article 6, one of the Class B Directors shall submit a resignation from his or her service on the Board of Directors, effective immediately. In the event that a Class B Director resigns from the Board of Directors, then the number of directors that the Class B Holders shall have the right to elect under this Section B(1)(i) shall be one (1), and such resulting vacancy shall be filled by the Class D Holders in accordance with their rights under Section B(3) of this Article 6.

In the event that no Class B Director shall resign pursuant to this Section B(1)(i) by midnight on the tenth (10th) day following the Class D Holders making an election described herein, then the Class B Holders shall be divested of the foregoing special voting rights and the terms of office of the Class B Directors shall forthwith terminate. Immediately following the divestiture of the Class B Holders’ foregoing special voting rights and the termination of the terms of office of the Class B Directors in accordance with the terms herein, (a) the Class D Holders shall have the right to elect a director to fill one (1) of the resulting vacancies on the Board of Directors in accordance with and subject to their rights under Section B(3) of this Article 6, and (b) the Class B Holders shall be entitled to vote or consent in writing as a separate class for the election of one (1) director of the Corporation (which director shall fill one (1) of the vacancies on the Board of Directors resulting from the first sentence of this paragraph).

If and when the Holders of a majority of the shares of the Class D Common Stock provide written notice to the Corporation that the Class D Holders no longer wish to exercise their right to elect a director pursuant to Section B(3) of this Article 6 (and such failure to exercise such right is not a result of the Class D Holders no longer having the right to elect such director pursuant to Section B(3) of this Article 6), the Class B Holders shall, subject to the subsequent exercise of the Class D Holders of their right to elect a director pursuant to Section B(3) of this Article 6, again be entitled to vote or consent in writing as a separate class for the election of two (2) directors of the Corporation pursuant to the provisions of Section B(1)(i) of this Article 6.

(ii) In addition to the voting rights provided in Section B(1)(i) of this Article 6, so long as the Class B Holders and their Permitted Transferees own of record shares of Class B Common Stock representing at least 80% of the total outstanding shares of Common Stock held by such Class B Holders on April 12, 2010 (calculated prior to any sales of Common Stock contemplated by Section 4.1(b) of the Stockholders Agreement and reflecting the reclassification of Common Stock to various classes of Common Stock as contemplated by Section B(6)a. of Article 4), the Class B Holders shall be entitled to vote or consent in writing as a separate class for the election of any director of the Corporation to fill a vacancy which has resulted from the Class C Holders and/or the Class D Holders, as applicable, no longer having the right to elect such director pursuant to Sections B(2) and (3) of this Article 6. In accordance with the previous sentence, the holders of a majority of the shares of the Class B Common Stock, voting or consenting as a separate class, shall elect a director to fill the resulting vacancy described herein, and any such director elected by the Class B Holders shall also be a Class B Director. A Class B Director elected pursuant to this Section B(1)(ii) shall serve until the next annual meeting of stockholders for the election of directors, or until his or her successor shall be elected and shall qualify, or until his or her right to hold such office terminates pursuant to the provisions of this Section B(1)(ii). If and when the Class B Holders and their Permitted Transferees cease to own of record shares of Class B Common Stock representing at least 80% of the total outstanding shares of Common Stock held by such Class B Holders on April 12, 2010 (calculated prior to any sales of Common Stock contemplated by Section 4.1(b) of the Stockholders Agreement and reflecting the reclassification of Common Stock to various classes of Common Stock as contemplated by Section B(6)a. of Article 4), the Class B Holders shall be divested of the foregoing special voting rights in this Section B(1)(ii). Upon the termination of the foregoing special voting rights for the election of the Class B Director, the term of office of the Class B Director shall forthwith terminate, and the resulting vacancy shall be filled in accordance with the provisions of this Section B of Article 6.

(iii) The voting rights granted by this Section B(1) of Article 6 shall be in addition to any other voting rights granted to the Class B Holders in this Certificate or the DGCL.

(2) So long as the Holders of the Class C Common Stock (the “Class C Holders”) and their Permitted Transferees own of record shares of Class C Common Stock representing at least 50% of the total outstanding shares of Common Stock held by such Class C Holders on April 12, 2010 (calculated prior to any sales of Common Stock contemplated by Section 4.1(c) of the Stockholders Agreement and reflecting the reclassification of Common Stock to various classes of Common Stock as contemplated by Section B(6)a. of Article 4), the Class C Holders shall be entitled to vote or consent in writing as a separate class for the election of one (1) director of the Corporation (the director of the Corporation so elected by the Class C Holders, the “Class C Director”). The Class C Director shall serve until the next annual meeting of stockholders for the election of directors, or until his or her successor shall be elected and shall qualify, or until his or her right to hold such office terminates pursuant to the provisions of this Section B(2). If and when the Class C Holders and their Permitted Transferees cease to own of record shares of Class C Common Stock representing at least 50% of the total outstanding shares of Common Stock held by such Class C Holders on April 12, 2010 (calculated prior to any sales of Common Stock contemplated by Section 4.1(c) of the Stockholders Agreement and reflecting the reclassification of Common Stock to various classes of Common Stock as contemplated by Section B(6)a. of Article 4), the Class C Holders shall be divested of the foregoing special voting rights. Upon the termination of the foregoing special voting rights for the election of the Class C Director, the term of office of the Class C Director shall forthwith terminate, and the resulting vacancy shall be filled in accordance with the provisions of this Section B of Article 6. The voting rights granted by this Section B(2) shall be in addition to any other voting rights granted to the Class C Holders in this Certificate or the DGCL.

(3) Upon written notice to the Corporation by a majority of the shares of the Holders of Class D Common Stock (the “Class D Holders”) indicating such Class D Holders’ desire to exercise their rights to designate a director and so long as the Class D Holders and their Permitted Transferees own of record shares of Class D Common Stock representing at least 50% of the total outstanding shares of Common Stock held by such Class D Holders on April 12, 2010 (calculated after reflecting the reclassification of Common Stock to various classes of Common Stock as contemplated by Section B(6)a. of Article 4), the Class D Holders shall be entitled to vote or consent in writing as a separate class for the election of one (1) director of the Corporation (the director of the Corporation so elected by the Class D Holders, the “Class D Director”). The Class D Director shall serve until the next annual meeting of stockholders for the election of directors, or until his or her successor shall be elected and shall qualify, or until his or her right to hold such office terminates pursuant to the provisions of this Section B(3). If and when the Class D Holders and their Permitted Transferees cease to own of record shares of Class D Common Stock representing at least 50% of the total outstanding shares of Common Stock held by such Class D Holders on April 12, 2010 (calculated after reflecting the reclassification of Common Stock to various classes of Common Stock as contemplated by Section B(6)a. of Article 4), the Class D Holders shall be divested of the foregoing special voting rights. Upon the termination of the foregoing special voting rights for the election of the Class D Director, the term of office of the Class D Director shall forthwith terminate, and the resulting vacancy shall be filled in accordance with the provisions of Section B of this Article 6. The voting rights granted by this Section B(3) shall be in addition to any other voting rights granted to the Class D Holders in this Certificate or the DGCL.

(4) The Holders of the Class E Common Stock (the “Class E Holders”) shall be entitled to vote as a separate class for the election of two (2) directors of the Corporation, (the directors of the Corporation so elected by the Class E Holders, the “Class E Directors”).

(5) Except as set forth in Section B(5)b.1. of Article 4, the Holder of the Class F Common Stock shall not be entitled to vote for the election of directors of the Corporation.

(6) Except as set forth in Section B(5)c.1. of Article 4, the Holders of the Class G Common Stock shall not be entitled to vote for the election of directors of the Corporation.

(7) At such time that the term of a Class B Director, Class D Director or Class C Director shall terminate and, (i) with respect to the Class D Director or Class C Director, the Class B Holders no longer have the right to elect directors to fill the vacancies resulting from the termination of a Class C or Class D Director’s term pursuant to Section B(1) of this Article 6 or (ii) with respect to a Class B Director, the Class D Holders no long have the right to elect a director to fill the vacancy resulting from the termination of a Class B Director’s term pursuant to Sections B(1) and (3) of this Article 6, the vacancies resulting from the termination of such directorships shall be filled by the Holders of a majority of the outstanding shares of Common Stock.

C. Committees

The committees of the Board of Directors shall consist of an executive committee, a compensation committee, an audit committee and such other committees as the Board of Directors may determine (the “Committees”). Initially, each Committee shall be comprised of all of the Class B Director(s), the Class C Director, the Class D Director, if any, and the Class E Directors, and at all times prior to a Qualified IPO, each Committee shall be comprised of at least one of the Class B Directors and one of the Class E Directors. Each Committee shall have such powers and responsibilities as the Board of Directors may from time to time authorize.

D. Quorum

At any meeting having as a purpose the election of directors by the Holders, the presence, in person or by proxy, of the holders of a majority of the voting power of shares of the relevant class or classes of Capital Stock then outstanding shall be required and be sufficient to constitute a quorum of such class or classes for the election of any director by such holders. Each director shall be elected by the vote (or, alternatively, by written consent) required under the DGCL of the holders of such class or classes. At any such meeting or adjournment thereof, (i) the absence of a quorum of such holders of an applicable class or classes of Capital Stock shall not prevent the election of the directors to be elected by the holders of shares other than such class of Capital Stock, and (ii) in the absence of such quorum (either of holders of such class or classes of Capital Stock or of shares other than such class or classes of capital stock, or both), the holders of a majority of the voting power present in person or by proxy, of the class or classes of stock which lack a quorum shall have power to adjourn the meeting for the election of directors which they are entitled to elect, from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum is present unless otherwise required by law.

E. Removal and Replacement of Directors

(1) Any Class B Director, Class C Director, Class D Director or Class E Director may be removed from the Board of Directors at any time (i) without Cause, only at the direction of, and with the vote by the holders of a majority of the outstanding shares of such class of Common Stock which elected such director or (ii) for Cause as determined by the holders of a majority of the outstanding shares of Common Stock. If a vacancy is created on the Board of Directors or a Committee as a result of the death, disability, retirement, resignation or removal of any member of the Board of Directors, then subject to the provisions of Section B of Article 6, the Holder(s) of the class of Common Stock that elected such member of the Board of Directors shall have the right to fill such vacancy by a vote of a majority of the shares of such class of Common Stock, which replacement (i) must have a favorable reputation in the business community generally, (ii) must not meet any of the criteria of Rule 262(b) of the Securities Act of 1933, as amended, and (iii) shall not have previously been removed from the Board of Directors for Cause.

(2) To the fullest extent permitted by Applicable Law, for the purposes hereof, “Cause” shall include, but not be limited to, the occurrence or existence of any of the following events: (A) such Person’s having engaged in conduct that is or is reasonably expected to be materially injurious to the Corporation or its subsidiaries; (B) the intentional and material breach of the Stockholders Agreement by the Holder who designated such Person or such Person’s intentional and material breach of this Certificate; (C) such Person’s having been convicted of, or having entered a plea bargain or settlement admitting guilt for, any felony or the Person engaging in fraudulent or criminal activity relating to the scope of such Person’s membership on the Board of Directors (whether or not prosecuted); (D) such Person’s having been the subject of any order, judicial or administrative, obtained or issued by the United States Securities and Exchange Commission for any securities violation involving fraud, including, for example, any such order consented to by such Person in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied; (E) such Person’s material violation of the Corporation’s business conduct policies; (F) with respect to a Person who is also an employee of the Corporation, such Person’s gross negligence or material misconduct in the performance of duties and services required of such Person; (G) such Person’s continuing and repeated failure to perform the duties as requested by the Corporation either as an employee, a director or a member of a Committee; or (H) with respect to a Person who is also an employee of the Corporation, the termination of such Person as an employee for cause pursuant to any employment agreement with the Corporation to which such Person is a party.

F. Additional Matters

Notwithstanding anything to the contrary contained herein, all rights for any Holder set forth in this Article 6 shall terminate and be of no further force and effect on the earlier of (x) the closing date of a Qualified IPO or (y) the date that such Holder and its Permitted Transferees cease to beneficially own 5% or more of the shares of Common Stock outstanding.

ARTICLE 7

A. Additional Rights of Class B Common Stock

Notwithstanding any other provision of this Certificate, so long as Fischer owns at least 80% of the Class B Common Stock owned by Fischer on April 12, 2010 (calculated prior to any sales of Common Stock pursuant to Section 4.1(b) of the Stockholders Agreement), at any time prior to April 12, 2016, and so long as a Qualified IPO has not yet occurred, the Board of Directors shall neither initiate nor consummate a Company Sale, whether in the form of a stock sale, asset sale, merger or any other form whatsoever, or a liquidation or dissolution of the Corporation, without the prior vote or written consent of a majority of the shares of Class B Common Stock outstanding, which consent may be withheld in such Class B Holders’ sole discretion.

B. Additional Rights of Class E Common Stock

In addition to any vote or consent of the Board of Directors or the Holders required by Applicable Law and notwithstanding any other provision of this Certificate, the prior vote or written consent of Holders owning a majority of the shares of the Class E Common Stock (which vote or consent may be given or withheld in the Class E Holders’ sole discretion) shall be required for the Corporation (or, to the extent applicable, any subsidiary of the Corporation) to take any of the following actions, or enter into any arrangement or contract to do any of the following actions:

(1)(A) incur, create, assume, guarantee or otherwise become liable with respect to any Indebtedness in excess of one hundred million dollars ($100,000,000) in the aggregate in any 12-month period over the aggregate principal amount of Indebtedness existing at the start of such 12-month period, or (B) enter into or materially amend any contract, agreement, commitment or arrangement to effect any of the transactions prohibited by this clause (1);

(2)(A) refinance, refund, substitute or renew Indebtedness in excess of one hundred million dollars ($100,000,000) in the aggregate in any 12-month period (other than the roll-over of the Corporation’s Existing Credit Facility under substantially similar terms, it being understood that any new credit facility into which the Existing Credit Facility is rolled-over shall have a borrowing base that will authorize borrowings thereunder based upon similar criteria and metrics as are contained in the Existing Credit Facility), or (B) enter into or materially amend any contract, agreement, commitment or arrangement to effect any of the transactions prohibited by this clause (2);

(3) take any action which increases the authorized number of shares of the Common Stock or any other classes of Capital Stock;

(4) issue or exchange equity securities or equity linked securities other than to management of the Corporation pursuant to equity incentive plans approved by the Class E Holders;

(5) engage, retain, pay or agree to pay the fees or expenses of any third party consultant or advisor other than in the ordinary course of business;

(6) enter into any contract or other agreement or arrangement (or series of related contracts, agreements or arrangements) involving anticipated receipts or expenditures or otherwise having a total value over the term of such contract, agreement or arrangement (without any present value discount) greater than a material amount of money, except for those contracts or other agreements or arrangements entered into by the Corporation or any Subsidiary in the ordinary course of business;

(7) declare, set aside or pay any dividend or distribution (whether in cash, stock or property) or capital return in respect of Capital Stock or redeem, purchase or otherwise acquire any shares of Capital Stock (other than repurchases of Capital Stock from employees pursuant to the terms of any agreement entered into by the Corporation or any Subsidiary after the date hereof, provided that such agreement has been approved by a majority in ownership of the other Principal Investors);

(8) make, alter, amend or repeal the certificate of incorporation, articles of incorporation, bylaws, partnership agreement, limited liability company agreement, operating agreement, membership agreement or other constituent documents of the Corporation or any Subsidiary;

(9)(A) except pursuant to a sale permitted by Section B(19) of this Article 7, sell the Corporation or any Subsidiary, or (B) expect pursuant to an acquisition permitted by Section B(17) of this Article 7, merge, consolidate or effect any other business combination of the Corporation or any Subsidiary with or into any other Person or a statutory share exchange between the Corporation or any Subsidiary and any other Person; provided, however, that any Reverse Merger shall require the prior vote or written consent of Holders owning a majority of the Class E Common Stock;

(10) take any action to increase or decrease the number of persons constituting the Board of Directors or any Subsidiary, except as provided herein;

(11) liquidate, dissolve, reorganize or recapitalize the Corporation or any Subsidiary;

(12) file any petition by or on behalf of the Corporation or any Subsidiary seeking relief, or consenting to the institution of any proceeding against the Corporation or any Subsidiary seeking to adjudicate it as bankrupt or insolvent, under the law relating to bankruptcy, insolvency or reorganization or relief of debtors;

(13) engage in any business other than the Business;

(14) enter into any transaction with an Affiliate which meets the requirements of disclosure under Item 404 of Regulation S-K (other than transactions with Chesapeake or its Affiliates in the ordinary course of business);

(15) approve or amend the consolidated annual operating and capital budget of the Corporation (the “Annual Budget”) providing for capital expenditures in excess of 100% of discretionary cash flow or spend in excess of 100% of discretionary cash flow in any fiscal year except for (i) acquisitions permitted by Section B(17) of this Article 7, and (ii) expenditures reflected in the Corporation’s 2010 Annual Budget attached as Exhibit C to the Stockholders Agreement; provided that such Annual Budget be prepared in a form and with customary information substantially similar to the 2010 Annual Budget attached as Exhibit C to the Stockholders Agreement with at least the same level of description and information as set forth therein;

(16) enter into any transaction or take any action that, with respect to any capital expenditure category in the Annual Budget, causes the Corporation and its Subsidiaries to exceed the Annual Budget for that particular category by the amount that is 10% of that year’s aggregate Annual Budget, provided that the Corporation shall promptly notify CCMP of any changes to the capital expenditure categories set forth on Exhibit C to the Stockholders Agreement regardless of the monetary amounts of such changes;

(17)(A) in any 12-month period beginning on the date of the Stockholders Agreement, make any acquisition in any one or series of transactions, by purchase of securities or assets or otherwise, of any Person, business or other enterprise, or any assets, for an amount in excess of one hundred million dollars ($100,000,000) in the aggregate in any 12-month period, or (B) the making of any investment (exclusive of amounts on deposit with banks or lending institutions and short term investments of excess cash) in any Person (or group of related Persons) in excess of one hundred million dollars ($100,000,000) in the aggregate in any one transaction or series of transactions (whether by way of exchange, purchase, capital contribution or otherwise);

(18) sell, divest, transfer, convey or encumber (except as required by the Existing Credit Facility) in any one transaction or a series of transactions of any division or other business enterprise, or any assets, of the Corporation or any Subsidiary for an amount in excess of one hundred million dollars ($100,000,000) in any 12-month period (other than the sale of inventory and other assets in the ordinary course of business);

(19) sell equity interests of a Subsidiary to any party other than (A) the Corporation or a wholly-owned Subsidiary of the Corporation, or (B) in an amount less than or equal to twenty five million dollars ($25,000,000) of value in the aggregate;

(20)(A) elect, appoint, remove (except for cause) or otherwise terminate any member of senior management (meaning officers with titles of Senior Vice President or more senior) or materially change the duties or compensation of any such member, or (B) enter into, amend, terminate or waive any material provision under any employment, severance, consulting or other agreement with any member of senior management; and

(21) except as otherwise contemplated in this Section B of Article 7, enter into any contract, agreement, arrangement or commitment to do, or authorize, approve, ratify or confirm, or delegate the power to act on behalf of the Corporation or any Subsidiary or the Board of Directors in respect of, any of the foregoing.

C. Additional Matters

Notwithstanding anything to the contrary contained herein, all rights for any Holder set forth in this Article 7 shall terminate and be of no further force and effect on the earlier of (x) the closing date of a Qualified IPO or (y) the date that such Holder and its Permitted Transferees cease to beneficially own 5% or more of the shares of Common Stock outstanding.

ARTICLE 8

To the fullest extent permitted by law, a director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any matter in respect of which such director shall be liable under Section 174 of the DGCL or any amendment thereto or successor provision thereof, or (iv) for any transaction from which the director derived an improper personal benefit. Neither amendment nor repeal of this Article 8 nor the adoption of any provision of this Certificate inconsistent with this Article 8 shall eliminate or reduce the effect of this Article 8 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article 8, would accrue or arise, prior to such amendment, repeal or adoption of any inconsistent provision. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

ARTICLE 9

To the maximum extent permitted by Delaware law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them, unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (A) was committed in bad faith or (B) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit, or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The Corporation may, with the approval of its Board of Directors, provide such indemnification and advance for expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The Corporation shall, as a condition to advancing expenses to a director or officer, obtain a written undertaking by or on behalf of such director or officer to repay the amount paid or reimbursed by the Corporation if it shall ultimately be determined that such persons are not entitled to be indemnified by the Corporation under Delaware law or any applicable contract.

Notwithstanding any provision of this Certificate, the bylaws of the Corporation, or other organizational document of the Corporation or any of its Subsidiaries, or contract to which the Corporation or any of its Subsidiaries is a party, to the contrary, the Corporation and each of its Subsidiaries acknowledges and agrees that, to the fullest extent permitted by law, (i) the Corporation and its Subsidiaries are, and shall at all times be, the indemnitors of first resort with respect to any and all matters for which advancement of expenses and indemnification are provided by the Corporation or its Subsidiaries to or on behalf of any Persons designated by either the Class D Holders or the Class E Holders to serve as a Class D Director or Class E Director, as applicable (each such Person, an “Indemnitee”), and (ii) the obligations of the Corporation and its Subsidiaries to each Indemnitee are primary, and any obligations of any Class D Holder, Class E Holder or any Affiliate thereof to provide advancement of expenses or indemnification for any losses, claims, damages or liabilities incurred by any Indemnitee and for which the Corporation or any of its Subsidiaries has agreed (or is otherwise obligated) to indemnify Indemnitee are secondary.

Neither the amendment nor repeal of this Article 9, nor the adoption or amendment of any other provision of the Certificate inconsistent with this Article 9 shall eliminate or reduce the effect of this Article 9 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article 9, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether of not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article 9 or otherwise.

ARTICLE 10

Except as otherwise provided in the second sentence of this Article 10, to the fullest extent permitted by law (i) no Holder and no stockholder, member, manager, partner or Affiliate of any Holder shall have any duty to communicate or present an investment or business opportunity or prospective economic advantage to the Corporation or any of its Subsidiaries in which the Corporation or one of its Subsidiaries may, but for the provisions of this Article 10, have an interest or expectancy (“Corporate Opportunity”), and (ii) no Holder, stockholder, member, manager, partner or Affiliate of any Holder (even if also a director of the Corporation) will be deemed to have breached any fiduciary or other duty or obligation to the Corporation or any other Holder by reason of the fact that any such Person pursues or acquires a Corporate Opportunity for itself or its Affiliates or directs, sells, assigns or transfers such Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the Corporation. The Corporation, on behalf of itself and its Subsidiaries, and each Holder renounce any interest in a Corporate Opportunity and any expectancy that a Corporate Opportunity will be offered to the Corporation or such Holder to the fullest extent permitted by Section 122(17) of the DGCL; provided that the Corporation does not renounce any interest or expectancy it may have in any Corporate Opportunity that is offered to an officer of the Corporation whether or not such individual is also a director or officer of a Holder, if such opportunity is expressly offered to such Person in his or her capacity as an officer of the Corporation and the Parties recognize that the Corporation reserves such rights; provided further that if a Class E Director has information that is regarding or may result in a Corporate Opportunity and has a conflict concerning such Corporate Opportunity, such Class E Director must (i) recuse himself or herself from any Corporation discussions or deliberations regarding the Corporate Opportunity and (ii) refrain from taking, directly or indirectly, any intentional action that materially and adversely affects or is reasonably expected to materially and adversely affect the Corporation’s interest in or expectancy regarding the Corporate Opportunity. For the avoidance of doubt, nothing in this Article 10 shall affect or restrict the rights of a Holder to exercise its rights under Article 7 hereof. Nothing in this Article 10 shall limit or otherwise prejudice any contractual rights the Corporation may have or obtain against any Holder or any stockholder, director, officer, member, manager, partner or Affiliate of any Holder.

ARTICLE 11

Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

ARTICLE 12

The Corporation is to have perpetual existence.

ARTICLE 13

A. Headings

The headings of the various subdivisions in this Certificate are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate.

B. Certain Definitions

For purposes of this Certificate:

(1) “Affiliate” means, with respect to any Person, any Person controlling, controlled by, or under common control with such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(2) “Altoma” means Altoma Energy GP, an Oklahoma general partnership.

(3) “Applicable Law” means all applicable provisions of (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (ii) any consents or approvals of any Governmental Authority, (iii) any orders, decisions, injunctions, judgments, awards, or decrees of, or agreements with, any Governmental Entity, or (iv) any listing requirements of a national securities exchange.

(4) “Business” means (i) the business of acquiring, exploring, exploiting, developing, producing, operating and disposing of interests in oil, natural gas, liquid natural gas and other hydrocarbon and mineral properties or products produced in association with any of the foregoing; (ii) the business of gathering, marketing, distributing, treating, processing, storing, refining, selling and transporting of any production from such interests or properties and products produced in association therewith and the marketing of oil, natural gas, other hydrocarbons and minerals obtained from unrelated Persons; (iii) any business relating to oil field sales and service; and (iv) any business or activity relating to, arising from, or necessary, appropriate or incidental to the activities described in the foregoing clauses (i) through (iii) of this definition (including, without limitation, the acquisition, development and operation of CO2 producing properties, the acquisition or construction and operation of CO2 pipelines and transportation or sales of CO 2, and the ownership and operation of ethanol plants, a by-product of which is the production of CO2, as related to the activities described in the foregoing clauses (i) and (ii)).

(5) “Business Day” means any day other than a day on which banks in the State of Oklahoma or New York are authorized by law to close.

(6) “Capital Stock” means any and all shares of stock, interests, participations or other equivalents (however designated) of capital stock of the Corporation, any and all equivalent ownership interests in a Person (other than a corporation), and any and all warrants, options or other rights to purchase or acquire any of the foregoing.

(7) “CCMP” means CCMP Capital Investors II (AV-2), L.P., a Delaware limited partnership, CCMP Energy I LTD., a Cayman limited company, and CCMP Capital Investors (Cayman) II, L.P., a Cayman limited partnership.

(8) “Chesapeake” means CHK Holdings, L.L.C., an Oklahoma limited liability company.

(9) “Company Sale” shall have the meaning set forth in the Stockholders Agreement.

(10) “Demand IPO” shall have the meaning set forth in the Stockholders Agreement.

(11) “Existing Common Stock” means the Corporation’s common stock, par value $0.01 per share, outstanding immediately prior to the effectiveness of this Certificate with the Delaware Secretary of State.

(12) “Existing Credit Facility” means that certain revolving credit facility dated April 12, 2010, by and among the Corporation in its capacity as Borrower Representative for the Borrowers, JPMorgan Chase Bank, N.A., as Administrative Agent, and each of the Lenders named therein, as amended, restated, modified, renewed, refunded, replaced, or refinanced in accordance with Section B(2) of Article 7 of this Certificate or as otherwise consented to by the Holders of Class E Common Stock.

(13) “Fischer” means Fischer Investments, L.L.C., an Oklahoma limited liability company.

(14) “Governmental Authority” means any governmental or regulatory authority, agency or court.

(15) “Holder” means any Person owning of record on the books of the Corporation shares of Common Stock.

(16) “Indebtedness” means, with respect to any Person, without duplication, any of the following liabilities, whether secured (with or without limited recourse) or unsecured: (i) all liabilities for borrowed money; (ii) all liabilities evidenced by bonds, debentures, notes or other similar instruments or under financing or capital leases; (iii) all liabilities for guarantees of another Person in respect of liabilities of the type set forth in clauses (i) and (ii); (iv) all reimbursement obligations under letters of credit (including standby and commercial); and (v) all liabilities for accrued but unpaid interest expense and unpaid penalties, fees, charges and prepayment premiums that are payable, in each case, with respect to any of the obligations of a type described in clauses (i) through (iv) above.

(17) “Indemnitee” shall have the meaning set forth in Article 9.

(18) “Permitted Transferee” shall have the meaning set forth in the Stockholders Agreement.

(19) “Person” means a natural person, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

(20) “Principal Investors” shall have the meaning set forth in the Stockholders Agreement.

(21) “Qualified IPO” means a consummated initial public offering of shares of Common Stock resulting in proceeds to the Corporation of at least two hundred fifty million dollars ($250,000,000), which is underwritten on a firm commitment basis by a nationally-recognized investment banking firm, and which results in the initial listing or quotation of the Common Stock on any national securities exchange.

(22) “Reverse Merger” means any direct or indirect merger between the Corporation and any public company (other than a cash-out merger where the Corporation is the surviving entity).

(23) “Stockholders Agreement” means that certain Stockholders Agreement dated April 12, 2010, between the Corporation, CCMP, Fischer, Altoma, Chesapeake and each other Holder who may duly and properly become bound by the terms thereof, as amended or modified in accordance with the terms thereof.

(24) “Subsidiary” means (i) any corporation or other entity a majority of the capital stock or other equity securities of which having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is at the time owned, directly or indirectly, with power to vote, by the Corporation or any direct or indirect Subsidiary of the Corporation, (ii) any limited liability company in which the Corporation or any direct or indirect Subsidiary is the sole managing member or (iii) any partnership in which the Corporation or any direct or indirect Subsidiary is a general partner.

(25) “Transfer,” including the correlative terms “Transferring” or “Transferred,” means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition (whether voluntary or involuntary or by operation of law), of shares of Common Stock (or any interest (pecuniary or otherwise) therein or right thereto), including, without limitation, derivative or similar transactions or arrangements whereby a portion or all of the economic interest in, or risk of loss or opportunity for gain with respect to, shares of Common Stock is transferred or shifted to another Person.

I, THE UNDERSIGNED, hereunto set my hand this 12th day of April, 2010.

/s/ Mark A. Fischer
Mark A. Fischer
Chief Executive Officer and President